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                                  EXHIBIT 99.1

MONDAY JULY 15, 11:11 AM EASTERN TIME

PRESS RELEASE

SOURCE: iBASIS, INC.

iBASIS SELLS SPEECH SOLUTIONS BUSINESS TO CONVERGYS

SALE ENHANCES CASH POSITION AND INCREASES FOCUS ON CORE BUSINESS

BURLINGTON, Mass.--(BUSINESS WIRE)--July 15, 2002--iBasis, Inc., (Nasdaq: IBAS -
News), the leader in Internet-based voice communications, today announced that it has sold its Speech Solutions business to Convergys Corporation (NYSE: CVG -
News) for $17 million in cash, which was delivered upon closing today, an additional $1.5 million placed in escrow, and up to $16 million in earn-out payments that will be awarded upon the achievement of certain milestones. The earn-out period will conclude at the end of 2003.

In connection with the sale, the company expects to record a loss of approximately $59 million from discontinued operations in the second quarter 2002. For the second quarter 2002 and all prior quarters, iBasis financial results will report the Speech Solutions business in a single line item as discontinued operations.

As a result of the sale and a recent 18% reduction in workforce in the core Internet telephony business, iBasis has reduced its total workforce to 215 employees.

"These actions have accomplished two important goals: enabling iBasis to focus exclusively and more efficiently on our core business of wholesale international telephony, and providing additional cash to run the business," said Ofer Gneezy, president and CEO of iBasis.

Convergys, the global leader in integrated billing, employee care, and customer care services, has acquired all of the assets associated with the iBasis Speech Solutions business, including its data centers, customers, revenue streams, customer prospects, and approximately 130 employees based in Reston, Virginia.

"Acquiring the Speech Solutions business complements our position as a market leader in customer management solutions by adding capabilities in advanced customer self-service application development and hosting," said Jim Orr chairman, president and CEO of Convergys Corporation.

The Speech Solutions line of business develops and hosts advanced Interactive Voice Response (IVR) and Advanced Speech Recognition (ASR) solutions for large carrier and enterprise customers. Based in Reston, Va., Speech Solutions has approximately 40 customers.

About Convergys Corporation
Convergys Corporation (NYSE: CVG - News), a member of the S&P 500 and the Forbes' Platinum 400, is the global leader in integrated billing, employee care, and customer care


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services provided through outsourcing or licensing. Convergys serves top companies in telecommunications, Internet, cable and broadband services, technology, financial services, and other industries in more than 40 countries. The company also provides integrated, outsourced, human resource services to leading companies across a broad range of industries.

Convergys(TM) employs more than 45,000 people in 47 customer contact centers and in its data centers and other offices in the United States, Canada, Latin America, Europe, Israel, and Asia. Convergys is on the net at www.convergys.com, and has world headquarters in Cincinnati, Ohio, USA.

About iBasis
Founded in 1996, iBasis (Nasdaq: IBAS - News) is the leader in Internet-based voice communications. iBasis delivers toll quality international voice services to many of the largest carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, Concert, Telefonica, Telenor, Telstra, Sprint, and WorldCom. The iBasis Network is the world's largest international Cisco Powered Network(TM) for Internet Telephony. The company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

iBasis is a registered mark and The iBasis Network is a trademark of iBasis, Inc. Cisco and Cisco Powered Network are registered trademarks of Cisco Systems, Inc. All other trademarks are the property of their respective owners.

Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company's current expectations regarding revenue growth, sources of revenue, margin improvement and future capital expenditures constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company's services and the timing and amount of revenue generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as "Risk Factors" in iBasis' Annual Report on Form 10-K for its fiscal year ended December 31, 2001, and the company's other SEC filings. We have no current intention to update any forward-looking statements.

CONTACT:
     iBasis, Inc.
     Media:
     Chris Ward, 781/505-7557
     cward@ibasis.net
     Investors:
     Richard Tennant, 781/505-7409
     ir@ibasis.net
        or
     Convergys
     Media:
     John Pratt, 513/723-3333 or 888/284-9900         john.pratt@convergys.com
     Investors:
     Taylor Greenwald, 513/723-3961 or 888/284-9900
     taylor.greenwald@convergys.com